The principal investment strategies for Stock Selector All Cap have been modified as follows (new text is underlined; deleted text is struck-through):

Allocating the fund’s assets among Fidelity® equity sector central funds (sector central funds) that provide exposure to different sectors of the U.S. stock market (at present, these sectors include consumer discretionary, consumer staples, energy, financials, health care, industrials, information technology, materials, real estate, telecom services, and utilities). Sector central funds are specialized investment vehicles designed to be used by Fidelity® funds.